Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Third Quarter 2014 Earnings of $5.2 Million, Significant Improvement in Asset Quality Metrics

•
Net income for the three months ended September 30, 2014 totaled $5.2 million, compared to $2.1 million for the same period in 2013. Net income for the nine months ended September 30, 2014 totaled $10.0 million, compared to $7.1 million for the same period in 2013.

•	On a year-to-date basis, gross loans outstanding, excluding loans held for sale, increased $9.3 million, or 1.9% on an annualized basis, to $680.4 million.

•	Net interest margin for the three and nine months ended September 30, 2014 was 3.13% and 3.20%, respectively, an improvement from 2.96% and 2.98% for the same periods last year.

•	The allowance for loan losses as a percent of total loans outstanding remained strong and totaled 2.35% at September 30, 2014, or 126.9% of nonaccrual loans.

•	Classified loans to Tier 1 capital and the allowance for loan losses totaled 23.6%, the lowest it has been since 2010, and far below the highest point of 117.7% at March 31, 2012.

SHIPPENSBURG, PA (October 22, 2014) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and nine months ended September 30, 2014. Net income was $5.2 million for the third quarter of 2014, compared to $2.1 million for the same quarter in 2013. Net income was $10.0 million for the nine months ended September 30, 2014, compared to $7.1 million for the nine months ended September 30, 2013. Net income for the 2014 periods benefited from higher levels of gains on sales of securities and real estate owned sales, which, in the aggregate, were $308 thousand and $1.8 million higher for the three and nine months ended September 30, 2014 than in the same periods in the prior year. In addition, results were positively impacted by a negative provision for loan losses of $2.9 million for the three and nine months ended September 30, 2014 compared to $0 and a negative provision of $1.4 million for the same periods in 2013.

Diluted earnings per share amounted to $0.64 for the three months ended September 30, 2014, as compared to $0.26 for the third quarter of 2013. Return on average assets and return on average equity on an annualized basis were 1.75% and 19.92%, respectively, for the three months ended September 30, 2014, compared to 0.71% and 9.61%, respectively, for the same periods in 2013. For the nine months ended September 30, 2014, diluted earnings per share on an annualized basis were $1.24, compared to $0.87 for the same period in 2013. Return on average assets and return on average equity on an annualized basis were 1.15% and 13.61%, respectively, for the nine months ended September 30, 2014, compared to 0.79% and 10.77% for the nine months ended September 30, 2013.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “During the past three years, Company personnel have worked diligently to position the Bank for the future while addressing the effects of the economic conditions that affected the region. We are pleased to report that our classified assets to Tier 1 capital and the allowance for loan losses, a key asset quality metric, was 23.6%. This ratio is the best it has been since 2010. Throughout the organization, our employees are excited with the momentum we have established, and are eager to grow the Bank and expand our presence in established markets, as well as in some of our newer markets.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.4 million for the three months ended September 30, 2014, an 8.8% increase compared to the same period in 2013. For the nine months ended September 30, 2014, net interest income totaled $25.5 million, an 8.0% increase from the $23.6 million earned for the nine months ended September 30, 2013. As a result of the sustained improvement in the Company’s asset quality and earnings performance, the Company was able to invest its excess liquidity, previously kept in interest bearing bank balances, into higher yielding securities and the loan portfolio. In addition, lower average balances of nonaccrual loans allowed for greater recognition of interest income. Lastly, the Company has been able to effectively manage its cost of funds, which declined to 0.46% for the nine months ended September 30, 2014, a seven basis point improvement from 0.53% for the same period in 2013.

The combined effect of these factors resulted in an overall improvement in the Company’s net interest margin. Net interest margin on a fully tax-equivalent basis was 3.13% and 3.20% for the three and nine months ended September 30, 2014, compared to 2.96% and 2.98% for the same periods in 2013.

Provision for Loan Losses

The Company recorded a negative provision for loan losses, or a reversal of amounts previously provided, of $2.9 million for the three and nine months ended September 30, 2014, compared to $0 and a negative provision of $1.4 million for the same periods in 2013. The negative provision recorded in 2014 is the result of several factors, including: 1) favorable recoveries of loan amounts previously charged off, 2) successful resolution of a loan in workout with a smaller charge-off than the reserve established for it, and 3) significant improvement in asset quality metrics. Both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. Recent favorable charge-off data, combined with relatively stable economic and market conditions, resulted in the determination that a negative provision could be recorded despite net charge-offs for the period, as allowance for loan losses coverage metrics remain strong.

The negative provision for loan losses for the nine months ended September 30, 2013 was the result of payments the Company received on classified loans with partial charge-offs previously recorded. As these payments received during the second quarter of 2013 exceeded the carrying value of the related loans, the excess was included in recoveries of loan amounts previously charged off. As the allowance for loan losses was deemed adequate prior to those recoveries, the amount of the recoveries was recorded as a negative provision for loan losses. For the nine months ended September 30, 2013, net charge-offs totaled $514 thousand.

Asset quality ratios have shown improvement since December 31, 2013, with classified loans, defined as loans rated substandard, doubtful or loss, totaling $27.7 million at September 30, 2014, or 4.1% of loans, compared to $56.8 million, or 8.5% of loans at December 31, 2013. The allowance for loan losses to nonperforming loans and restructured loans still accruing has increased from 82.8% at December 31, 2013 to 111.6% at September 30, 2014, and from 76.7% at June 30, 2014. The improvement in classified loans and coverage ratios is the direct result of the efforts of our Special Assets Group during the third quarter of 2014, and their ability to work loans out of the Bank or obtain credit enhancements to mitigate the Bank’s risk of loss.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.3 million and $12.7 million for the three and nine months ended September 30, 2014, compared to $4.4 million and $13.4 million for the same periods in 2013. Several factors contributed to lower noninterest income in the 2014 periods compared to the same periods in 2013. During the past several quarters, there has been a reduction in the number of customers refinancing their residential mortgages and home sales in the Company’s primary market area have decreased. These events have resulted in lower mortgage banking income, which totaled $613 thousand and $1.6 million for the three and nine months ended September 30, 2014, a decline of 15.7% and 36.8% from the same periods in 2013. The Company also experienced a decline in service charges on deposits and other services charges consistent with trends noted as a result of more conservative consumer spending behavior. Partially offsetting these unfavorable variances were the revenues generated by Orrstown Financial Advisors, which include trust and estate fees and brokerage income, which totaled $1.7 million and $5.2 million for the three and nine months ended September 30, 2014, an increase of $48 thousand and $138 thousand over the same periods in 2013. Also, other income of $1.8 million for the nine months ended September 30, 2014 exceeded the $1.5 million earned in the same period in the prior year, due principally to higher levels of gains on sales of real estate owned of $413 thousand.

Securities gains totaled $469 thousand and $1.7 million for the three and nine months ended September 30, 2014, compared to $157 thousand and $279 thousand for the same periods in 2013. For both years, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to reduce interest rate risk while maintaining earnings from our securities portfolio.

Noninterest expenses

Noninterest expenses totaled $10.9 million for the three months ended September 30, 2014, compared to $10.5 million for the corresponding prior year period, an increase of 3.4%. On a year-to-date basis, noninterest expenses amounted to $32.6 million, an increase of $826 thousand, or 2.6%, from $31.8 million for the same period in 2013. The changes in certain components of the noninterest expenses between 2013 and 2014 are described below.

As the Company began to introduce new product offerings, improve the effectiveness of alternate delivery channels and enter new markets, it experienced increased occupancy, furniture and equipment and data processing expenses. For the three and nine months ended September 30, 2014, these expenses totaled $1.9 million and $5.4 million, an increase of $368 thousand and $1.0 million over the same periods in 2013. In December 2013, the Company outsourced its core processing system to a third party provider, to capitalize on additional products and services that the provider offers. In connection with the migration to the new platform, upgrades in certain equipment were also required. In the fourth quarter of 2013, the Company opened its financial services facility office in Lancaster, Pennsylvania, resulting in occupancy charges during the three and nine months ended September 30, 2014, with no corresponding charges in the same periods in 2013. The Company also experienced increased costs in 2014 related to a newly created Borrower Assistance unit designed to help mortgage customers through periods of financial hardship.

Salaries and employee benefits totaled $5.9 million and $17.6 million for the three and nine months ended September 30, 2014, an increase of 5.7% and 5.2% over the same periods in 2013. The increase in salaries and employee benefits for the three and nine months ended September 30, 2014 over the same periods in 2013 is primarily the result of additions to staff that were hired in the latter part of 2013, allowing for enhanced risk management processes and practices and greater depth in the information technology and operations departments, and less reliance on outside consultants.

Advertising and bank promotions were used to advance the Company’s growth initiatives and the introduction of new products and services, including the Bank’s first ever advertising on television and increased direct mail efforts that were launched in the first quarter of 2014. For the three and nine months ended September 30, 2014, advertising and bank promotion expense totaled $204 thousand and $847 thousand, compared to $231 thousand and $716 thousand for the same periods in 2013.

Real estate owned expenses totaled $201 thousand and $261 thousand for the three and nine months ended September 30, 2014, compared to $55 thousand and $115 thousand for the same periods in 2013. This unfavorable variance is principally related to obtaining updated appraisals on three properties, and the resulting $125 thousand write down that was required due to this updated information.

Offsetting the above variances in noninterest expense, were lower expenses related to Federal Deposit Insurance Corporation (“FDIC”) insurance, and taxes, other than income. FDIC insurance expenses totaled $403 thousand and $1.2 million for the three and nine months ended September 30, 2014, a 37.7% and 36.7% reduction from the amounts incurred in the same periods in 2013 primarily because of a lower assessment rate as the Company’s risk profile improved. Taxes, other than income, included in other operating expenses decreased from $222 thousand and $710 thousand for the three and nine months ended September 30, 2013, to $129 thousand and $443 thousand for the same periods in 2014, due to a lower assessment rate and methodology for state bank shares tax. Lastly, consistent with the trends noted in the adequacy of the allowance for loan losses, a benefit of $245 thousand was recognized for the three months ended September 30, 2014 in other expenses pertaining to the provision for off-balance sheet credit exposure, compared to an expense of $76 thousand for the same period in 2013.

Income Taxes

Income tax expense totaled $24 thousand for the three and nine months ended September 30, 2014, compared to a tax benefit of $281 thousand and $221 thousand for the three and nine months ended September 30, 2013.

During the third quarter of 2012, an evaluation was completed on the Company's net deferred tax asset that existed at that time, which principally resulted from credit and credit related losses and expenses that the Company had experienced. As a result of the taxable losses that were generated during 2012, and our inability to fully offset the tax to the two preceding carryback years allowed by tax regulation, our net deferred tax asset was dependent on tax planning strategies and future taxable income. Based on forecasted taxable income at that time, combined with limited available tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety, and as such, a valuation allowance was established for the full amount beginning in the third quarter of 2012, which resulted in a charge at that time of $19.9 million. As of September 30, 2014, while improvements continue in our operating results, we continue to believe that a full valuation allowance is appropriate and, as of this date, such allowance totals $16.6 million. The evaluation is updated quarterly and if the Company continues to experience sustained profitability, reversal of the valuation in part, or in full, becomes more likely. The tax expense in 2014 pertains to state tax expense, whereas the benefit recorded in 2013 principally pertains to a state income tax refund.

FINANCIAL CONDITION

Assets at September 30, 2014 totaled $1.18 billion, a $5.6 million increase from December 31, 2013. Gross loans, excluding those held for sale, totaled $680.4 million at September 30, 2014, a $9.3 million increase from December 31, 2013. Growth was achieved in the loan portfolio despite the active loan collection efforts, in which the Company collected approximately $19.1 million in pay downs/payoffs, charge-offs, loan sales or foreclosure on nonaccrual loans during the nine months ended September 30, 2014.

Total deposits were $989.2 million at September 30, 2014, a decrease of $11.2 million, or 1.1%, from $1.0 billion at December 31, 2013. Despite the decrease in total deposits, there was a shift to non-interest bearing deposits, which grew by $9.5 million, or 8.1%, from December 31, 2013 to September 30, 2014, and growth was experienced in most deposit products with the exception of time deposits, which are interest rate sensitive.

Shareholders’ Equity

Shareholders’ equity totaled $106.5 million at September 30, 2014, an increase of $15.1 million, or 16.5%, since December 31, 2013. This increase was primarily the result of net income of $10.0 million for the nine months ended September 30, 2014, combined with a $4.9 million increase in accumulated other comprehensive income (loss). The Company’s regulatory capital ratios at September 30, 2014 continued to improve and exceed all regulatory minimums required to be considered well capitalized. At September 30, 2014, the Company’s regulatory capital ratios consisted of a Tier-1 leverage ratio of 9.0%, a Tier-1 risk-based capital ratio of 15.1%, and a total risk-based capital ratio of 16.4%, which represent increases from 8.1%, 13.7% and 15.0%, respectively, at December 31, 2013.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned totaled $15.5 million at September 30, 2014, which was a decrease of $10.8 million, or 41.2%, from the balance at December 31, 2013 of $26.3 million, and a decrease of $12.7 million, or 45.0%, from June 30, 2014. The decrease in nonaccrual loans since June 30, 2014 of $7.9 million is principally due to successful remediation efforts and principal paydowns totaling $5.3 million, sales of nonaccrual loans of $2.0 million, and charge-offs of $2.1 million, offset by loans moved to nonaccrual status of $1.8 million. The reduction in restructured loans still accruing of $4.4 million during the third quarter of 2014 is principally the result of the sale of the note receivable on one large restructured loan. The Company continues to actively address its classified and impaired loans.

The allowance for loan losses totaled $16.0 million at September 30, 2014, a decrease of $5.0 million from $21.0 million at December 31, 2013, principally due to net charge-offs of $2.1 million recorded during the period, combined with a negative provision for loan losses of $2.9 million. Despite the reduction in the allowance for loan losses balance, allowance coverage metrics remain strong, with the allowance for loan losses to total loans ratio at 2.35% at September 30, 2014, and the allowance for loan losses to nonaccrual loans coverage ratio at 126.9%. The Company’s ratio of classified loans to Tier 1 capital and the allowance for loan losses totaled 23.6%, the lowest this key ratio has been since 2010.

Operating Highlights (Unaudited):
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013

Net income	$5,177	$2,109	$10,028	$7,077
Diluted earnings per share	$0.64	$0.26	$1.24	$0.87
Dividends per share	$0.00	$0.00	$0.00	$0.00
Return on average assets	1.75%	0.71%	1.15%	0.79%
Return on average equity	19.92%	9.61%	13.61%	10.77%
Net interest income	$8,447	$7,766	$25,463	$23,574
Net interest margin	3.13%	2.96%	3.20%	2.98%

Balance Sheet Highlights (Unaudited):
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2014	2013	2013

Assets	$1,183,392	$1,177,812	$1,212,478
Loans, gross	680,374	671,037	683,642
Allowance for loan losses	(16,019)	(20,965)	(21,252)
Deposits	989,234	1,000,390	1,034,933
Shareholders' equity	106,518	91,439	89,638

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2014	2013	2013
Assets
Cash and cash equivalents	$35,737	$37,560	$70,376
Securities available for sale	402,563	406,943	384,522

Loans held for sale	4,164	1,936	1,648

Loans	680,374	671,037	683,642
Less: Allowance for loan losses	(16,019)	(20,965)	(21,252)
Net loans	664,355	650,072	662,390

Premises and equipment, net	25,293	26,441	26,375
Other assets	51,280	54,860	67,167
Total assets	$1,183,392	$1,177,812	$1,212,478

Liabilities
Deposits:
Non-interest bearing	$125,833	$116,371	$118,181
Interest bearing	863,401	884,019	916,752
Total deposits	989,234	1,000,390	1,034,933
Borrowings	71,265	75,109	41,751
Accrued interest and other liabilities	16,375	10,874	46,156
Total liabilities	1,076,874	1,086,373	1,122,840

Shareholders' Equity
Common stock	430	422	422
Additional paid - in capital	123,280	123,105	123,100
Retained earnings (accumulated deficit)	(17,227)	(27,255)	(30,182)
Accumulated other comprehensive income (loss)	55	(4,813)	(3,682)
Treasury stock	(20)	(20)	(20)
Total shareholders' equity	106,518	91,439	89,638
Total liabilities and shareholders' equity	$1,183,392	$1,177,812	$1,212,478

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Interest and dividend income
Interest and fees on loans	$7,351	$7,739	$22,084	$23,803
Interest and dividends on investment securities	2,126	1,243	6,579	3,652
Total interest and dividend income	9,477	8,982	28,663	27,455
Interest expense
Interest on deposits	924	1,073	2,840	3,436
Interest on borrowings	106	143	360	445
Total interest expense	1,030	1,216	3,200	3,881
Net interest income	8,447	7,766	25,463	23,574
Provision for loan losses	(2,900)	0	(2,900)	(1,400)
Net interest income after provision for loan losses	11,347	7,766	28,363	24,974

Noninterest income
Service charges on deposit accounts	1,375	1,448	4,056	4,307
Trust department and brokerage income	1,747	1,699	5,191	5,053
Mortgage banking activities	613	727	1,634	2,584
Other income	548	568	1,779	1,472
Investment securities gains	469	157	1,668	279
Total noninterest income	4,752	4,599	14,328	13,695

Noninterest expenses
Salaries and employee benefits	5,902	5,584	17,593	16,717
Occupancy, furniture and equipment	1,400	1,386	4,233	4,049
Data processing	460	106	1,209	369
Advertising and bank promotions	204	231	847	716
FDIC insurance	403	647	1,226	1,938
Professional services	653	463	1,829	1,801
Collection and problem loan	215	184	533	565
Real estate owned expenses	201	55	261	115
Other operating expenses	1,460	1,881	4,908	5,543
Total noninterest expenses	10,898	10,537	32,639	31,813
Income before income tax	5,201	1,828	10,052	6,856
Income tax expense	24	(281)	24	(221)
Net income	$5,177	$2,109	$10,028	$7,077

Per share information:
Basic earnings per share	$0.64	$0.26	$1.24	$0.87
Diluted earnings per share	0.64	0.26	1.24	0.87
Dividends per share	0.00	0.00	0.00	0.00
Average shares and common stock equivalents
outstanding	8,122,323	8,091,172	8,113,224	8,088,876

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2014			September 30, 2013
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$14,677	9	0.24%	$61,681	$41	0.26%
Securities	410,716	2,151	2.08	365,015	1,362	1.48
Loans	686,644	7,646	4.42	676,849	8,048	4.72
Total interest-earning assets	1,112,037	9,806	3.50	1,103,545	9,451	3.40
Other assets	60,917			75,406
Total	1,172,954			$1,178,951

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$492,131	$212	0.17	$481,533	$171	0.14
Savings deposits	85,232	34	0.16	80,731	50	0.25
Time deposits	290,936	678	0.92	340,271	852	0.99
Short term borrowings	45,835	33	0.29	27,124	19	0.28
Long term debt	15,200	73	1.91	25,981	124	1.89
Total interest bearing liabilities	929,334	1,030	0.44	955,640	1,216	0.50
Non-interest bearing demand deposits	128,876			125,907
Other	11,544			10,320
Total Liabilities	1,069,754			1,091,867
Shareholders' Equity	103,200			87,084
Total	$1,172,954			$1,178,951
Net interest income (FTE)/net interest spread		8,776	3.06%		8,235	2.89%
Net interest margin			3.13%			2.96%
Tax-equivalent adjustment		(329)			(469)
Net interest income		$8,447			$7,766

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2014			September 30, 2013
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$13,324	$24	0.24%	$78,107	$152	0.26%
Securities	418,663	6,819	2.18	359,338	3,922	1.46
Loans	679,042	22,975	4.52	682,143	24,717	4.84
Total interest-earning assets	1,111,029	29,818	3.59	1,119,588	28,791	3.44
Other assets	61,040			72,855
Total	$1,172,069			$1,192,443

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$485,118	$604	0.17	$481,462	$593	0.16
Savings deposits	83,478	101	0.16	78,393	99	0.17
Time deposits	304,436	2,135	0.94	363,455	2,744	1.01
Short term borrowings	46,929	96	0.27	18,151	33	0.24
Long term debt	18,748	264	1.88	32,953	412	1.67
Total interest bearing liabilities	938,709	3,200	0.46	974,414	3,881	0.53
Non-interest bearing demand deposits	122,603			119,236
Other	12,037			10,940
Total Liabilities	1,073,349			1,104,590
Shareholders' Equity	98,720			87,853
Total	$1,172,069			$1,192,443
Net interest income (FTE)/ net interest spread		26,618	3.13%		24,910	2.91%
Net interest margin			3.20%			2.98%
Tax-equivalent adjustment		(1,155)			(1,336)
Net interest income		$25,463			$23,574

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2014	2014	2013	2013

Nonaccrual loans (cash basis)	$12,623	$20,528	$19,347	$16,813
Other real estate (OREO)	1,128	1,415	987	965
Total nonperforming assets	13,751	21,943	20,334	17,778
Restructured loans still accruing	1,735	6,104	5,988	5,289
Loans past due 90 days or more and still accruing	0	123	0	20
Total risk assets	$15,486	$28,170	$26,322	$23,087

Loans 30-89 days past due	$1,889	$5,614	$3,963	$4,059

Asset quality ratios:
Total nonaccrual loans to loans	1.86%	3.02%	2.88%	2.46%
Total nonperforming assets to assets	1.16%	1.88%	1.73%	1.47%
Total nonperforming assets to total loans and OREO	2.02%	3.23%	3.03%	2.60%
Total risk assets to total loans and OREO	2.27%	4.14%	3.92%	3.37%
Total risk assets to total assets	1.31%	2.41%	2.23%	1.90%

Allowance for loan losses to total loans	2.35%	3.01%	3.12%	3.11%
Allowance for loan losses to nonaccrual loans	126.90%	99.50%	108.36%	126.40%
Allowance for loan losses to nonaccrual and
restructured loans still accruing	111.57%	76.69%	82.75%	96.15%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2014	2013	2014	2013

Balance at beginning of period	$20,425	$20,098	$20,965	$23,166
Provision for loan losses	(2,900)	0	(2,900)	(1,400)
Recoveries	732	2,969	1,294	4,545
Loans charged-off	(2,238)	(1,815)	(3,340)	(5,059)
Balance at end of period	$16,019	$21,252	$16,019	$21,252

About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF. For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, statements related to the momentum we have established and our eagerness to grow the Bank, and expand in both established and new markets, our ability to meet the financial needs of our customers, and the likelihood of a full or partial reversal of our deferred tax asset valuation allowance. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue the momentum we have established, grow the Bank, expand in established or new markets, meet the financial needs of our customers, or reverse all or any portion of our deferred tax asset valuation allowance. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2013 and Form 10-Qs for the quarters ended June 30, 2014 and March 31, 2014 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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